EXHIBIT 10.1

ELECTRONICS BOUTIQUE HOLDINGS CORP.
MERGER BONUS PLAN

The Compensation Committee of the Board of Directors of Electronics Boutique Holdings Corp. has established this Merger Bonus Plan.  The purpose of the plan is to reward employees for their years of service and for creating value for stockholders by performing their duties capably through the closing of the merger with GameStop Corp.

1.1 – Definitions

Various terms used in the plan are defined as follows:

Award Calculation:  As set forth in Exhibit A attached hereto.

Award Distribution:  Award expressed as cash.

Board of Directors:  The Board of Directors of Electronics Boutique Holdings Corp.

Compensation Committee:  The Compensation Committee of the Board of Directors of Electronics Boutique Holdings Corp.

The Company:  Electronics Boutique Holdings Corp. and its subsidiaries and affiliates.

Merger Closing Date:  The date upon which the transactions contemplated by the Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop Corp., GameStop, Inc., GSC Holdings Corp., Cowboy Subsidiary LLC, Eagle Subsidiary LLC and the Company and any amendment, thereto (the “Merger Agreement”) are consummated.

Plan Participant:  Active associates of the Company who meet the eligibility criteria established in Exhibit A.

Residual Distributions: Award amounts that are not designated or that are designated for particular associates of the Company who terminate their employment with the Company prior to the Merger Closing Date that may be redistributed for pre-closing retention purposes at the discretion of the Chief Executive Officer to those associates receiving less than $15,000 under this plan in an amount not to exceed $15,000 per individual at any time prior to the Merger Closing Date.

1.2 – Eligibility to Participate

All participants must remain employed with the Company through the Merger Closing Date without tendered resignation in order to be eligible for the award provided for herein (and in specific amounts determined by the Compensation Committee).

Employees who voluntarily quit or who are terminated prior to the Merger Closing Date will be ineligible for such awards.  If the active full-time service with the Company of a Plan Participant is terminated by death, disability or retirement, the Compensation Committee may, at their complete and absolute discretion, approve an award to a Plan Participant.  If a Plan Participant is on an approved leave of absence, he/she will receive an award based on the time he/she was in active service with the Company.

1.3 – Award Calculations

Award Calculations for Plan Participants (depending on classification) is based on many factors including, but not limited to, the following:  years of service, job performance, long term contributions to the Company and efforts involved in completing the transactions contemplated by the Merger Agreement.  The total amount of Award Distributions which may be made under this plan shall not exceed $10 million.

1.4 – Redistribution of Forfeited Bonuses

In the event an employee voluntarily quits or is terminated prior to the Merger Closing Date, the award that the employee would have been otherwise eligible for shall be returned to the bonus pool for redistribution.  Residual Distributions may be made for pre-closing retention purposes at the discretion of the Chief Executive Officer to those associates receiving less than $15,000 under this plan in an amount not to exceed $15,000 per individual at any time prior to the Merger Closing Date.

1.5 – Award Distribution

Distribution of all awards will be made within 15 days following the Merger Closing Date.  Award Distributions will be in cash.

1.6 – Plan Administration

The Compensation Committee shall, with respect to this plan, have full power and authority to construe, interpret and manage, control and administer this plan, and to decide upon cases in conformity with the objectives of this plan under such rules as the Compensation Committee may establish.

Any decision made or action taken by the Board of Directors or the Compensation Committee arising out of, or in connection with the administration, interpretation and effect of this plan shall be at their complete and absolute discretion and will be conclusive and binding on all parties.  In the event of any conflict between this plan and a Plan Participant’s employment agreement with the Company, the Plan Participant’s employment agreement with the Company shall control.

No member of the Board of Directors or the Compensation Committee shall be liable for any act or action hereunder, whether of omission or commission, by a Plan Participant or employee or by any agent to whom duties in connection with the administration of this plan have been delegated in accordance with the provisions of this plan.

1.7 – Amendment, Modification, Suspension or Termination

The Company reserves the right, by and through the Compensation Committee, to amend, modify, suspend, reinstate or terminate all or any part of this plan.  The Chief Executive Officer will give prompt written notice to each Plan Participant of any amendment, suspension or termination or any material modification of this plan.  The Compensation Committee also reserves the right to adjust or eliminate award payments that resulted from fraudulent activity.

1.8 – Effective Date of the Plan

The effective date of this plan is June 9, 2005.

1.9 – Employer Relation with Participants

Neither the establishment nor the maintenance of this plan shall be construed as conferring any legal rights upon any participant or any person for a continuation of employment, nor shall it interfere with the right of an employer to discharge any participant or otherwise deal with him/her without regard to the existence of this plan.

1.10 – Governing Law

Except to the extent pre-empted under federal law, the provisions of this plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Pennsylvania.